UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  March 12, 2007

COMPUMED, INC.
(Exact name of registrant as specified in its charter)

DELAWARE	000-14210	95-2860434
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

5777 West Century Blvd., Suite 1285, Los Angeles, CA	90045
(Address of principal executive offices)	(Zip Code)

Registrant's telephone number, including area code:	(310) 258-5000

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

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Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

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Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

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Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

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Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 1.01

ENTRY INTO A MATERIAL DEFINITIVE AGREEMENT

ITEM 3.02

UNREGISTERED SALES OF EQUITY SECURITIES

ITEM 5.03

AMENDMENT TO ARTICLES OF INCORPORATION OR BYLAWS; CHANGE IN FISCAL YEAR

On March 12, 2007 we filed a certificate of designation with the Delaware Secretary of State to create Class D 2% Convertible Preferred Stock (the “Class D Preferred Stock”).  The Class D Preferred Stock authorizes us to issue up to 4,167 shares of Class D Preferred Stock. Each share of Class D Preferred Stock is convertible at any time into 2,000 shares of our common stock.  The holder of each issued and outstanding share of Class D Preferred Stock shall be entitled to receive a dividend in respect of each such share at the rate per share of $9.60 per annum, payable on each of the first, second, third, and fourth anniversaries of March 12, 2007, commencing March 12, 2008.  Dividend payments to each holder shall be made in shares of our common stock valued at the average Market Price over 20 trading days, as defined in the Certificate of Designation. In the event the dividends may not lawfully be paid by the issuance of the our common stock and may be lawfully paid in cash, the dividends shall be paid in cash.  In the event of any liquidation, dissolution or winding-up of, either voluntary or involuntary, the holders of shares of the Class D Preferred Stock then issued and outstanding shall be entitled to be paid out of our assets available for distribution to our stockholders, whether from capital, surplus or earnings, before any payment shall be made to the holders of shares of our common stock or upon any other series of our Preferred Stock with a liquidation preference subordinate to the liquidation preference of Class D Preferred Stock, an amount per share equal to $480 plus the dollar amount equal to all unpaid and accrued dividends and interest thereon.  In addition, a merger or consolidation with or into any other corporation, or a sale, lease, exchange, or transfer of all or any part of our assets shall be deemed a liquidation event unless no assets are distributed in respect of any class of our capital stock in connection with, or as a result of, such merger or consolidation. The Class D Preferred Stock shall have the same voting rights as our common stock except that each share of Class D Preferred Stock shall be entitled to 2,000 votes for vote allowed a share of our common stock, however such amount will be proportionally adjusted in the event of a reverse or forward split of our common stock.

On March 14, 2007, we closed a private placement of our securities to an institutional investor pursuant to the Securities Purchase Agreement.  We sold to the investor 4,167 Units at a price of $480 per Unit resulting in total proceeds of $2,000,000. Each Unit consisted of 1 share of our Class D Preferred Stock as well as 1,000 Common Stock Purchase Warrants with an exercise price of $0.30 per share.  Pursuant to the Agreement, we issued all 4,167 shares of the authorized Class D Preferred Stock described above.

Under the terms of the Agreement, the investor will have the option to designate three non-voting observers to attend the meetings of our Board of Directors for as long as the investor owns any shares of the Class D Preferred Stock, which may not exceed 5 years from the date of the Agreement.  Additionally, 6 months after the closing date, the investor may nominate one of the observers to become a member of our Board of Directors to serve a term of 2 years, after which time, such member may be reelected by our shareholders in the same manner as any other director.  For a period of 36 months from the closing date of this transaction, the investor will have the right of first refusal to participate in any private offering of our securities, including subscription rights, on the same terms as offered to other potential investors, and purchase such securities up to an offering price of $5,000,000.

As part of the transaction, we also issued as a finder’s fee, Common Stock Purchase Warrants to purchase 500,000 shares of our common stock and also paid the Finder a cash commission for serving as the agent for the private placement described above.  These Warrants have an exercise price of $0.24 per share.

With respect to the sales of the Preferred Stock and Warrants as described above, we relied on the Section 4(2) exemption from securities registration under the federal securities laws for transactions not involving any public offering. No advertising or general solicitation was employed in offering the securities. The securities were sold to accredited investors. The securities were offered for investment purposes only and not for the purpose of resale or distribution, and the transfer thereof was appropriately restricted by us.

The foregoing description of the terms and conditions of the Certificate of Designation, Securities Purchase Agreement and Common Stock Purchase Warrants is qualified in its entirety by, and made subject to, the more complete information set forth in the Certificate of Designation filed as Exhibit 4.1, Securities Purchase Agreement filed as Exhibit 10.1, Common Stock Purchase Warrant filed as Exhibit 10.2 and Common Stock Purchase Warrant filed as Exhibit 10.3, incorporated herewith.

ITEM 9.01 FINANCIAL STATEMENTS AND EXHIBITS

EXHIBIT NUMBER	DESCRIPTION

4.1	Certificate of Designation for Series D 2% Convertible Preferred Stock, dated March 12, 2007 (filed herewith).
10.1	Securities Purchase Agreement, dated March 12, 2007 (filed herewith).
10.2	Common Stock Purchase Warrant, dated March 12, 2007 (filed herewith).
10.3	Common Stock Purchase Warrant, dated March 12, 2007 (filed herewith).

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CompuMed, Inc.

Date	March 16, 2007

		By:	/s/ John G. McLaughlin
John G. McLaughlin
President and Chief Executive Officer